UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 24, 2014

SYNNEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31892	94-2703333
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

44201 Nobel Drive Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

(510) 656-3333

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer

On March 24, 2014, the Compensation Committee of the Board of Directors of SYNNEX Corporation (“SYNNEX”) awarded restricted stock units (“RSUs”) valued at $500,000 to Simon Y. Leung, SYNNEX’ Senior Vice President, General Counsel and Corporate Secretary. The grant date of the RSUs will be upon expiration of the fifth trading day following the release of SYNNEX’ earnings for the first fiscal quarter of 2014. The actual number of shares subject to the RSUs will be based on the closing price of SYNNEX’ common stock as reported on the New York Stock Exchange on the grant date.

The RSUs will vest on the third anniversary of the grant date subject to Mr. Leung still being employed by SYNNEX on the date of vesting. In the event of Mr. Leung’s death prior to the third anniversary of the grant date, SYNNEX will transfer to Mr. Leung’s estate the number of shares that would have vested on or prior to Mr. Leung’s death.

Item 5.07.	Submission of Matters to a Vote of Security Holders

SYNNEX held an Annual Meeting of Stockholders on March 25, 2014, at which the following occurred:

Proposal 1:  Election of ten directors to hold office until the 2014 Annual Meeting of Stockholders:

ELECTION OF DIRECTOR	FOR	WITHHELD	BROKER NON- VOTES
Dwight Steffensen	34,936,793	97,721	1,417,360
Kevin Murai	34,942,182	92,332	1,417,360
Fred Breidenbach	34,924,045	110,469	1,417,360
Hau Lee	35,004,490	30,024	1,417,360
Matthew Miau	33,764,166	1,270,348	1,417,360
Dennis Polk	34,942,316	92,198	1,417,360
Gregory Quesnel	34,980,534	53,980	1,417,360
Thomas Wurster	34,995,201	39,313	1,417,360
Duane Zitzner	34,995,194	39,320	1,417,360
Andrea Zulberti	35,004,490	30,024	1,417,360

Proposal 2:  The advisory vote on SYNNEX’ executive compensation was as follows:

FOR	AGAINST	ABSTAIN	BROKER NON- VOTE
34,935,534	89,304	9,675	1,417,361

Proposal 3: The vote on a proposal to approve SYNNEX’ 2014 Employee Stock Purchase Plan was as follows:

FOR	AGAINST	ABSTAIN	BROKER NON- VOTE
34,930,408	6,069	98,037	1,417,360

Proposal 4:  The vote to ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as SYNNEX’s                      independent registered public accountants was as follows:

FOR	AGAINST	ABSTAIN	BROKER NON- VOTE
36,440,496	6,082	5,296	0

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 28, 2014

SYNNEX CORPORATION

By:	/s/ Simon Y. Leung
Simon Y. Leung
Senior Vice President, General Counsel and
Corporate Secretary